                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)
             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                        ALGOS PHARMACEUTICAL CORPORATION
                                (NAME OF ISSUER)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)


                                   015869 10 0
                                 (CUSIP NUMBER)













                                Page 1 of 5 pages

                                       13G


CUSIP NO.   015869 10 0
            -----------

1.      NAME OF REPORTING PERSON:
                Morris J. Kramer
               ----------------------------------------------------------------

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (A) [  ]
                                                                (B) [  ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION:
               United States citizen
              -----------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.      SOLE VOTING POWER:
                                           809,246
                      ---------------------------------------------------------

6.      SHARED VOTING POWER:
                                             -0-
                      ---------------------------------------------------------


7.      SOLE DISPOSITIVE POWER:
                                           809,246
                      ---------------------------------------------------------


8.      SHARED DISPOSITIVE POWER:
                                             -0-
                      ---------------------------------------------------------


9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON:
                                            809,246
                      ---------------------------------------------------------

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES:
                         [  ]


11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
                                                        5.2%
                      ---------------------------------------------------------

12.     TYPE OF REPORTING PERSON:
                         IN
                      ---------------------------------------------------------



                                     Page 2 of 5 pages

ITEM 1.

        (a)    Name of Issuer:  Algos Pharmaceutical Corporation

        (b)    Address of Issuer's Principal Executive Offices:

                        Collingwood Plaza, 4900 Route 33
                         Neptune, New Jersey 07753-6804S



ITEM 2.

        (a)    Name of Person Filing:  Morris J. Kramer

        (b)    Address of Principal Business Office:

               Skadden, Arps et al LLP
               919 Third Avenue
               New York, New York 10022-3897

        (c)    Citizenship:  United States

        (d)    Title of Class of Securities:

                          Common Stock, $.01 par value

        (e)    CUSIP Number:  015869 10 0

ITEM 3.        Not applicable.

ITEM 4.        OWNERSHIP

        (a)    Amount Beneficially Owned:  809,246

        (b)    Percent of Class:  5.2%

        (c)    Number of shares as to which such person has:

               (i)      sole power to vote or to direct the vote:
                                       809,246
                        ---------------------------------------------

               (ii)     shared power to vote or to direct the vote:
                                         -0-
                        ---------------------------------------------

               (iii)    sole power to dispose or to direct the
                        disposition of:
                                       809,246
                        ---------------------------------------------

               (iv)     shared power to dispose or to direct the
                        disposition of:
                                             -0-
                        ---------------------------------------------

                                     Page 3 of 5 pages

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
           ANOTHER PERSON:

           Of the shares reported by Mr. Kramer, 809,246 shares are held in a trust for which Mr. Kramer holds the power of disposition and the power to vote.

ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
           WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
           PARENT HOLDING COMPANY:

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
           GROUP:

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable.

ITEM 10.   CERTIFICATION:

           Not applicable.


                                Page 4 of 5 pages

                                           SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 20, 1997



                                       \s\ Morris J. Kramer
                                       ---------------------------------------
                                       Morris J. Kramer









                                Page 5 of 5 pages